Exhibit 5.1
September 30, 2005

(212) 351-4000	C 18591-00049
(212) 351-4035
CSK Auto, Inc.
CSK Auto Corporation
CSKAUTO.COM, Inc.
645 E. Missouri Ave., Suite 400
Phoenix, AZ 85012

Re:	CSK Auto, Inc.
CSK Auto Corporation
CSKAUTO.COM, Inc.
Registration Statement on Form S-3 filed September 30, 2005
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of CSK Auto, Inc., an Arizona corporation (the “Company”), CSK Auto Corporation, a Delaware corporation (“CSK Corp.”), and CSKAUTO.COM, Inc., a Delaware corporation (“.COM,” and together with CSK Corp., the “Guarantors,” and together with the Company and CSK Corp., the “Registrants”), in the form in which it was filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, by certain selling holders of the Company’s 3 3/8% Senior Exchangeable Notes due 2025 (the “Notes”) and shares of common stock of CSK Corp., par value $0.01 per share (the “Shares”), issuable upon exchange of the Notes. The Notes are irrevocably and unconditionally guaranteed on an unsecured senior basis by the Guarantors (the “Guarantees”). The Notes were issued pursuant to the terms of an Indenture, dated as of July 29, 2005, among the Company, as issuer, the Guarantors and The Bank of New York Trust Company, N.A., as trustee.
     We have examined the originals, or photostatic or certified copies, of such records of the Registrants and certificates of officers of the Registrants and of public officials and such other

CSK Auto, Inc.
September 30, 2005

documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:
     1. The Notes and the Guarantees have been validly issued and constitute valid and binding obligations of the Company and the Guarantors, as applicable, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     2. The Shares issuable upon exchange of the Notes, when issued and delivered upon exchange of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.
     We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, for purposes of Paragraph 2 above, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinion contained in Paragraph 2 above. This opinion letter is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the DGCL, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
       /s/ Gibson, Dunn & Crutcher LLP